Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kadant Inc.:

We consent to the use of our report dated February 25, 2020 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated February 25, 2020 on the effectiveness of internal control over financial reporting as of December 28, 2019 contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Kadant Inc.’s internal control over financial reporting as of December 28, 2019, Syntron Material Handling Group, LLC and certain of its affiliates’ (SMH) internal control over financial reporting associated with total assets of $196.9 million and total revenues of $83.4 million included in the consolidated financial statements of Kadant Inc. as of and for the fiscal year ended December 28, 2019. Our audit of internal control over financial reporting of Kadant Inc. also excluded an evaluation of the internal control over financial reporting of SMH.

/s/ KPMG LLP

Boston, Massachusetts
May 15, 2020